Longview Fibre Company
Value-Added Products l Sustainable Forestry

September 25, 2006

Major Markets Circuit
Dateline: Longview, Washington
NYSE: LFB

Contact: R.H. Wollenberg
Chief Executive Office & Chairman of the Board
Phone: (360) 575-5905

LONGVIEW FIBRE COMPANY APPOINTS STEVEN J. BUHALY AS
NEW CHIEF FINANCIAL OFFICER

LONGVIEW, Wash., September 25, 2006 - Longview Fibre Company (NYSE:LFB) announced today that the Board of Directors has appointed Steven J. Buhaly as Senior Vice President and Chief Financial Officer, effective immediately. Mr. Buhaly replaces 29-year company veteran Lisa J. McLaughlin, who has resigned to pursue other interests after serving as Senior Vice President-Finance, Secretary and Treasurer and as a Director since 1992.
“We’re pleased to welcome Steve to Longview Fibre’s management team,” said Richard H. Wollenberg, the company’s President, Chief Executive Officer and Chairman of the Board. “He brings over 20 years of senior financial, manufacturing and marketing experience to the company, skills that we expect will help us continue to pursue innovative growth strategies and drive further operating efficiencies across each of our three business segments.”
Wollenberg continued, “Lisa McLaughlin has served Longview Fibre and its shareholders well over her lengthy career and played an especially critical role over the past two years in helping the company complete all the complex financial and organizational steps necessary to convert to a REIT effective January 1, 2006. We appreciate her commitment to ensuring a smooth transition by remaining as an independent advisor and wish her well in her future pursuits.”
Mr. Buhaly, 49, was most recently a member of the senior management team at Planar Systems, Inc., which he joined as a business unit vice president in 1999, serving as chief financial officer from 2000-2005, with the additional title of chief operating officer from 2004-2005. Prior to his service with Planar Systems, Mr. Buhaly held a variety of finance and manufacturing positions over a fifteen year career at Tektronix, Inc. Mr. Buhaly earned a Bachelor of Science degree in Forest Engineering followed by an MBA at the University of Washington and completed the University of Michigan Executive Program in Industrial Marketing.

About Longview Fibre Company
Longview Fibre Company is a diversified timberlands owner and manager, and a specialty paper and container manufacturer. Using sustainable forestry methods, the company manages approximately 589,000 acres of softwood timberlands predominantly located in western Washington and Oregon, primarily for the sale of logs to the U.S. and Japanese markets. Longview Fibre’s manufacturing facilities include a pulp-paper mill at Longview, Washington; a network of converting plants; and a sawmill in central Washington. The company’s products include: logs; corrugated and solid-fiber containers; commodity and specialty kraft paper; paperboard; and dimension and specialty lumber. Longview Fibre press releases, SEC filings and Annual Reports are available at no charge through the company’s Web site at www.longviewfibre.com.

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